EXHIBIT 23.1

Sam Kan & Company 1151 Harbor Bay Pkwy., Suite 202 Alameda, CA 94502 Phone: 510.355.0492 Fax: 866.828.1446 http://www.skancpa.com

We consent to the inclusion in the registration statement (Form S-1/A3) of AmpliTech Group, Inc. of our report dated November 9, 2012 (December 26 for Note 16 with respect to the correction of an incorrect statement), with respect to the balance sheets as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended to be included in this registration statement (Form S-1A3). We also consent to the reference to our firm under the caption “Experts” in this Form S-1/A3.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

January 14, 2013
Date